NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2013

SECOND QUARTER RESULTS AND OTHER RECENT MATTERS

Houston, Texas - May 2, 2013 - Geospace Technologies Corporation (NASDAQ: GEOS) today announced net income of $16.9 million, or $1.30 per diluted share, on revenues of $76.4 million for its fiscal quarter ended March 31, 2013. This compares with a net income of $11.4 million, or $0.89 per diluted share, on revenues of $56.2 million for the comparable quarter last year.

For the six months ended March 31, 2013, Geospace recorded revenues of $154.2 million and net income of $38.9 million, or $3.01 per diluted share. For the comparable period last year, the company recorded revenues of $99.5 million and net income of $20.1 million, or $1.57 per diluted share.

"The quarter ended March 31, 2013 was the second most profitable quarter in our company's history, with revenues and net income up 36% and 48%, respectively, from last year's second quarter. While we are pleased with our performance, these quarterly results were affected by a decrease in our wireless product revenues which declined from $21.5 million in last year's second quarter to $15.7 million for the quarter ended March 31, 2013. Rentals of our wireless products during the second quarter ended March 31, 2013 increased over the prior year. As we have stated many times, orders and deliveries of our products can be inconsistent from quarter-to-quarter and this was especially true for our first and second quarters of fiscal year 2013. We are actively quoting new sales and rentals of our wireless products and we believe that customer interest in these products remains high. However, due to the unpredictability of the timing of such orders and our inability to control delivery terms, we expect sales of our wireless products to continue to be lumpy in future quarters," said Gary D. Owens, Geospace Technologies' Chairman, President and CEO.

"For the second quarter ended March 31, 2013, we sold approximately 13,000 channels of our wireless data acquisition system including small system sales to three new customers located in Mexico, Russia and Indonesia. A fourth customer operating in Poland significantly expanded their wireless channel ownership during the second quarter. These sales transactions reflect our strategy to place our wireless technology into international markets. Since its introduction back in 2008 and through March 31, 2013, we sold approximately 218,000 wireless channels and we had 77,000 wireless channels in our worldwide rental fleet."

"During the second quarter, we sold a small OBX subsea nodal system to a Russian customer. In addition, we shipped two small OBX rental systems during the second quarter. Interest in our OBX system remains high with numerous outstanding quotes, including several quotes of a significant size. While we are optimistic about our marine nodal technology, we cannot predict whether these quotes will ultimately result in firm orders or when such orders may occur."

"During the second quarter we recognized revenue of approximately $21.0 million from the $160 million Statoil order using the percentage of completion method of accounting. We have revised our previous estimate whereby we now believe that approximately 45% and 55% of the Statoil order's revenues and costs will be recognized in fiscal years 2013 and 2014, respectively. In addition, we shipped a majority of the components for Shell's permanent seabed seismic reservoir monitoring system resulting in $17.1 million of revenues during the second quarter. The remaining portion of the Shell order totaling $1.2 million is expected to be shipped in the third quarter."

"While our traditional seismic product sales for the second quarter were generally flat compared to the first quarter of fiscal year 2013, sales for this product group declined 37.5% from last year's second quarter. Marine products, sensor products and geophone rentals each contributed to this decline in sales. It should be noted that we experienced robust marine product sales during the second quarter of fiscal year 2012, and sales of our marine products also can fluctuate significantly from quarter to quarter. Despite revenue declines in these product categories, our Russian and Canadian operations experienced improved sales and profits during the second quarter when compared to last year. We are proud to note that our Russian operation completed its first wireless equipment rental during the second quarter. Also during the second quarter, our new office in Bogotá, Colombia celebrated its grand opening and completed its first rental transaction. We believe this foothold in South America will be beneficial for the company."

"We recently entered into an agreement to purchase a 9.6 acre plot of land that adjoins the southern boundary of our Pinemont property in Houston. Upon completion of this transaction, which is currently scheduled to close next week, our Pinemont property will contain approximately 29 acres of land. Over the course of the next two years, we plan to construct significant additional plant capacity on our Pinemont property to enlarge our cabling, machining, molding and assembly areas. In addition, we plan to expand our research and development facilities to accommodate growth in this important area. We will provide future updates on expected timing of construction activities, estimated range of capital investment and other information as it becomes available."

In a separate matter, the company is pleased to announce that Mr. Richard F. Miles, a well-known and highly experienced seismic industry executive, has joined our board of directors to fill a vacancy.

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012

Sales	$ 76,420	$ 56,233	$ 154,171	$ 99,514
Cost of sales	40,864	31,173	78,051	53,796
Gross profit	35,556	25,060	76,120	45,718

Operating expenses:
Selling, general and administrative	5,899	4,911	11,262	9,646
Research and development	3,768	3,509	7,133	6,398
Bad debt expense	338	168	607	604
Total operating expenses	10,005	8,588	19,002	16,648

Gain (loss) on disposal of equipment	5	--	(14)	--

Income from operations	25,556	16,472	57,104	29,070

Other income (expense):
Interest expense	(48)	(43)	(130)	(43)
Interest income	230	176	459	443
Foreign exchange gains (losses)	(714)	171	(668)	293
Other, net	--	47	(19)	(8)
Total other income (expense), net	(532)	351	(358)	685

Income before income taxes	25,024	16,823	56,746	29,755
Income tax expense	8,155	5,392	17,864	9,639

Net income	$ 16,869	$ 11,431	$ 38,882	$ 20,116

Basic earnings per share	$ 1.31	$ 0.90	$ 3.02	$ 1.58

Diluted earnings per share	$ 1.30	$ 0.89	$ 3.01	$ 1.57

Weighted average shares outstanding - Basic	12,882,396	12,726,292	12,854,858	12,715,356
Weighted average shares outstanding - Diluted	12,955,566	12,860,780	12,924,014	12,839,560